Filed Pursuant to Rule 424(b)(5)
Registration Number 333-97697
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 20, 2002)
50,000 SHARES
WASTE MANAGEMENT, INC.
COMMON STOCK
     Our common stock is listed on the New York Stock Exchange under the trading symbol “WMI.” On April 19, 2006, the last reported sale price of the common stock on the New York Stock Exchange was $36.68 per share.
     We are issuing the shares directly to warrant holders upon exercise by such holder of currently outstanding warrants. The warrants, originally issued in April 1996, entitle the holders to purchase 50,000 shares of our common stock at a purchase price of $24.00 per share. We will use the proceeds of $1.2 million for general corporate purposes.
     Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the prospectus dated November 20, 2002.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     We expect to deliver the shares against payment therefor in Houston, Texas on or about April 21, 2006.
Prospectus Supplement dated April 20, 2006